Exhibit (h)(xi)
FMI FUNDS, INC.

FORM OF SECOND AMENDMENT TO THE FUND ACCOUNTING
 SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of the ___ day of ______, 2013, to the Fund Accounting Servicing Agreement, dated as of October 1, 2009, as amended to date (the "Agreement"), is entered into by and between FMI Funds, Inc., a Wisconsin corporation (the "Company") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the Agreement to add a fund; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FMI FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: ____________________________	By: ____________________________

Name:	Name:

Title:	Title:

Amended Exhibit A
to the
Fund Accounting Servicing Agreement
Fund Names

Separate Series of the FMI Funds, Inc.

Name of Series
FMI Focus Fund
FMI Large Cap Fund
FMI International Fund
FMI Common Stock Fund